Allied Nevada Achieves First Quarter 2014 Guidance With Production of 60,114 Ounces of Gold and 412,506 Ounces of Silver

April 8, 2014 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) reports that first quarter 2014 production and sales targets were achieved at its wholly owned Hycroft mine in Nevada. Preliminary first quarter 2014 production and sales, as compared with production and sales in the comparative 2013 period, were as follows:

	Three months ended March 31,
	2014	2013

Ounces produced - gold	60,114	38,019
Ounces produced - silver	412,506	188,000

Ounces sold - gold	59,470	27,256
Ounces sold - silver	406,234	174,766

“Overall, we continue to see improved operational performance at Hycroft,” commented Randy Buffington, President & CEO. “Our silver to gold ratio improved steadily through the second half of 2013 to date as we increased the percentage of our metal produced as doré.  We look forward to the benefits that the crusher is expected to bring us in the second quarter with increased recoveries for both metals, which we believe should result in a further increase of the silver to gold ratio.”
Hycroft continues to benefit from the increased mining capacity and improvements that have been implemented to the heap leach operation over the last few years. Silver production and sales improved in the first quarter, up approximately 14% and 15%, respectively, from the fourth quarter of 2013 and more than double the first quarter of 2013. Silver production and sales have improved significantly with the increased solution processing through the Merrill-Crowe plant as compared with the carbon columns, which are less efficient in extracting silver. Gold sales were slightly lower than the fourth quarter of 2013 due to lower grades mined in the last year, but were more than double the ounces sold in the comparative first quarter of 2013 and within the upper limit of our first quarter 2014 guidance range.
We expect to issue first quarter 2014 financial results during the week of May 5, 2014.
Prefeasibility Update
We are reviewing the results of the prefeasibility study, led by M3 Engineering and Technology, and expect to issue those results in mid-April, 2014.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119
or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), as all may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding delays in processing gold and silver; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; completion of prefeasibility studies and the timing thereof; expectations of the start-up of the crushing system and the timing thereof; anticipated costs, anticipated sales, project economics, the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Preliminary Q1 2014 Production	2